Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Version 1.0 – Adopted May 12, 2022

Effective as of May 12, 2022

1INTRODUCTION

1.1PURPOSE

SecureTech Innovations, Inc. and its subsidiaries (collectively, “SecureTech” or the “Company”) dedicate themselves to conducting business consistent with the highest standards of business ethics. SecureTech has an obligation to our employees, stockholders, customers, suppliers, community representatives, and other business relationships and contacts to be honest, fair, and forthright in all our business activities.

This Code of Business Conduct and Ethics (“Code”) contains general guidelines for consistently conducting SecureTech’s business with the highest standards of business ethics. In many cases, SecureTech has adopted specific written policies to implement various provisions of this Code. To the extent this Code or those policies require a higher standard than required by commercial practice or applicable laws, we adhere to the higher standard.

This Code applies to all our directors, officers, and employees. Except where otherwise noted, all persons covered by this Code are referred to as “Company employees” or, less formally, as “employees.”

Nothing in this Code is intended to or will be used to limit employees’ rights to communicate with a government agency, as provided for, protected under, or warranted by applicable law.

1.2RESPONSIBILITIES AND BEHAVIORS

SecureTech is committed to the highest ethical standards in conducting its business, and, therefore, the integrity of each employee is of paramount importance. All employees are accountable for their actions and must conduct themselves with the highest level of integrity. As part of conducting business ethically, employees must conduct business in strict observance of all applicable federal, state, and local laws and regulations as set forth by those bodies that regulate SecureTech’s business and those that regulate public companies, such as the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”). Persons who act unethically or violate this Code and supplemental written policies may be subject to disciplinary action, including termination or removal and, if applicable, referral to the appropriate authorities for prosecution.

As a SecureTech representative, your responsibility is to act ethically and with the highest level of integrity and to report any suspected violations to an appropriate SecureTech resource (as described below). Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal penalties and fines, and, potentially, prison. SecureTech may also face significant

Code of Business Conduct and EthicsPage 1 of 16

SecureTech Innovations, Inc. (SCTH)

fines and penalties and may incur damage to its reputation and standing in the community. If you are unclear about the appropriate response to a particular situation, it is your responsibility to use all the resources available to you to seek guidance. One point should be clear: each employee is individually responsible for his or her own action(s) or inaction(s).

1.3SUPERVISORY RESPONSIBILITY

It is incumbent upon supervisors to take every opportunity to model behaviors consistent with our core values and this Code. If you are a supervisor, you are expected to demonstrate the highest standards of ethical conduct by encouraging open and honest discussions of the ethical, legal, and regulatory implications of business decisions and by creating an open and supportive environment where your employees are comfortable asking questions, raising concerns and reporting misconduct. You should also ensure that everyone under your supervision clearly understands the legal and ethical expectations of SecureTech, including all aspects of the Code, policies, and applicable laws. You must also work with the Human Resources department and SecureTech’s legal counsel when you become aware of any suspected violations of this Code.

1.4SEEKING HELP AND INFORMATION

This Code is not intended to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with SecureTech’s policies and ethical standards, raise your voice. You may choose to raise your concern with your manager or department leader for help first. If your manager does not answer your question or address your concern to your satisfaction, or if you do not feel comfortable contacting your manager about the situation, you should contact any member of the Human Resources department, SecureTech’s legal counsel, or the executive leadership team.

1.5REPORTING VIOLATIONS OR SUSPECTED VIOLATIONS

SecureTech is committed to establishing and maintaining an effective process for employees to report, and for SecureTech to respond to and correct, any type of misconduct or unethical behavior. This includes “whistleblowing,” which is the reporting of suspected wrongdoing or dangers in relation to our activities. This includes bribery, facilitation of tax evasion, fraud or other criminal activity, miscarriages of justice, health and safety risks, damage to the environment, and any breach of legal or professional obligations.

Each employee has a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations, or policies that apply to SecureTech. If you know of or suspect a violation, or simply have a question about whether certain conduct or behavior is consistent with this Code or any other Company policy or applicable law, you may choose to raise the concern to your manager or to any member of the Human Resources department, SecureTech’s legal counsel, or the executive leadership team. If your manager does not answer your question or address your concern to your satisfaction, or if you do not feel comfortable contacting your manager, you may contact any member of the Human Resources department, SecureTech’s legal counsel, or executive leadership team.

Code of Business Conduct and EthicsPage 2 of 16

SecureTech Innovations, Inc. (SCTH)

1.6INVESTIGATING REPORTS

All reports of known or suspected violations will be handled sensitively and with discretion. Your supervisor, the Human Resources department, SecureTech’s legal counsel, and SecureTech will protect your confidentiality to the extent possible, consistent with law and SecureTech’s need to investigate your concern. During an investigation of suspected violations, you are required to cooperate fully in the investigation, and must take certain steps to do so. You must always be honest and forthcoming during the investigation, must provide investigators with full, accurate, timely, and truthful information, and must not interfere or obstruct the investigation. You may not discuss an investigation with others unless authorized to do so by SecureTech’s legal counsel or as otherwise authorized under this Code or permitted by law. Failure to take any of these steps during an investigation violates this Code.

Any person accused of violating this Code will generally be provided an opportunity to present his or her version of the events prior to any determination that a violation has occurred or any Company decision regarding the appropriate discipline.

1.7POLICY AGAINST RETALIATION

SecureTech prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. If you report an actual or suspected violation by another, you will not be subject to discipline, detrimental treatment, or retaliation of any kind for making a report in good faith. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

2CONFLICTS OF INTEREST

An actual or potential conflict of interest exists when you are faced with divided loyalties caused by using your position at SecureTech for personal benefit or gain for you or an immediate family member (i.e., spouse, domes- tic partner, significant other, children, parent, or sibling) or where there is a conflict between your personal interests and your employment responsibilities. The two factors used to determine whether a conflict of interest exists are:

(1)whether the employee (or the employee’s immediate family member) is, or could be, in a position to influence SecureTech’s relationship with a competitor, supplier, or customer; and

(2)whether the employee’s judgment could be affected, or could appear to be affected, as it relates to a competitor, supplier, or customer. You should not accept or receive improper personal benefits, or arrange for personal benefits, for a relative, friend, or business associate. Although it is not possible to identify every action that might create a conflict of interest, the following are examples of situations that can create a conflict of interest:

•Having ownership in (or being a lender to) a supplier, where the employee is responsible for choosing the supplier or supervises those who do;

•Having an employment or consulting relationship with a customer, supplier, or competitor of SecureTech;

Code of Business Conduct and EthicsPage 3 of 16

SecureTech Innovations, Inc. (SCTH)

•Serving as an officer, director, or board member of a customer, supplier, or competitor, unless previously approved in writing by senior management;

•Engaging in outside employment or other activities that could interfere with the employee’s ability to do his or her job; and

•Taking actions while conducting Company business to favor their personal interests or the interests of a family member, friend, or relative.

As noted above, the actions of immediate family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of SecureTech.

SecureTech has also adopted a Related Party Transactions Policy for officers and directors, which has additional guidelines applicable to conduct as an officer or director. If you are an officer or director, you are required to adhere to the terms of the Related Party Transactions Policy.

You should report all actual, apparent, or potential conflicts of interest to the head of your department, the Human Resources department, or SecureTech’s legal counsel.

If you are an officer, you must report the matter to SecureTech’s Board of Directors or legal counsel, and if you are a director, to SecureTech’s legal counsel. If you are an employee, the head of your department or the Human Resources department will coordinate with SecureTech’s legal counsel to review the matter and resolve it as necessary.

Where a business relationship is determined to be in SecureTech’s best interests, despite a potential conflict of interest, to mitigate the risk, certain procedures must be put in place, including:

(i)clearing a potential conflict (potentially subject to conditions to mitigate any conflict, such as procedural safeguards);

(ii)removal of an employee’s discretion in the area of conflict;

(iii)reassignment of job responsibilities; or

(iv)prohibition against continued participation in the conflicting activity.

This Code in no way impairs the right of any employee to engage in concerted activity to improve the terms and conditions of his or her employment.

3BUSINESS, ENTERTAINMENT, MEALS, AND GIFTS

SecureTech recognizes that, in appropriate circumstances, occasional exchanges of business courtesies between vendors, suppliers, customers, and other business partners, and our employees, such as entertainment, meals, or gifts, can be helpful in building and maintaining business relationships. However, you should exercise extreme caution when accepting or making offers of entertainment, meals, or gifts, as regular or excessive entertainment, meals, or gifts can easily create a conflict or appearance of a conflict of interest, and irreparably damage your reputation and the reputation of SecureTech. Entertainment, meals, and gifts must have a lawful and legitimate business purpose and not have the intention, or the appearance, of unduly influencing or creating a conflict of

Code of Business Conduct and EthicsPage 4 of 16

SecureTech Innovations, Inc. (SCTH)

interest in making business decisions or as an award for obtaining or retaining business. Participating in events such as meals, sporting events, golf outings, celebration functions, etc. with our business partners is acceptable provided the entertainment with the same partner is infrequent, in good taste, in moderation, and not extravagant. Entertainment and meals of Substantial Value (defined as $150 per person per event, or more than $500 on an annual basis to the same person/company) must be preapproved by senior management, and regardless of amount or frequency, by SecureTech’s legal counsel if involving a government official. Similarly, gifts should be of only nominal value (US$100 or less), infrequent, in good taste, in moderation, and not extravagant. Gifts more than US$100 must be approved by a member of senior management, and also by SecureTech’s legal counsel if they involve a government official (regardless of amount). Efforts should also be made so that the costs for the entertainment or meals are shared or reciprocated when appropriate and possible. In no event should you ever solicit offers of entertainment, meals, or gifts. Similarly, you must never accept entertainment, meals, or gifts if such acceptance would create or appear to create a conflict of interest or as an award for obtaining or retaining business. Cash or cash equivalents such as vouchers must never be accepted or offered.

Attending supplier-sponsored conferences, seminars, and entertainment events where air travel, hotel, or other accommodations are provided, creates more serious considerations. Your participation in events where the sponsor provides both business and entertainment activities is acceptable when your participation has a lawful and legitimate business purpose and does not have the intention, or the appearance, of unduly influencing or creating a conflict of interest in making business decisions. You should not attend these events if it does not serve a significant business purpose for SecureTech (as defined in this Section) or could cause, or appear to cause, you to favor that supplier over others. If you are invited by suppliers to attend conferences, seminars, or entertainment events where the supplier pays for air travel or other accommodations, you must obtain prior approval from the Chief Executive Officer or SecureTech’s legal counsel.

Likewise, when interacting with customers and vendors, you are expected to adhere to the policies and procedures established by those entities concerning meals, entertainment, and gifts.

If you receive an offer for entertainment or meals that do not accord with these standards, you should politely decline. Similarly, gifts that do not accord with these standards should be returned with an explanation that SecureTech’s standards do not permit the employee to retain the gift. SecureTech and the employee’s supervisor may also put additional limits and policies in place with respect to entertainment, meals, and gifts, including appropriate documentation, notice, and approval requirements.

4CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information because of their relationship with SecureTech. Confidential information includes, but is not limited to, all non-public information of SecureTech, or its customers or suppliers, and personally identifiable information of employees, or persons associated with SecureTech’s business partners. Representative examples of confidential information include, but are not limited to, financial information and forecasts, possible corporate-level transactions, clients lists and preferences, supplier lists and preferences, vendor lists and preferences, operating data, sales, marketing information, and/or intellectual property. You must safeguard all confidential information of SecureTech or third parties with which SecureTech conducts business, except when disclosure is authorized or legally mandated. All actions shall comply with all applicable laws, including data privacy and protection laws. Your obligation to protect confidential information continues after you leave SecureTech. Unauthorized disclosure of confidential information could cause competitive harm to SecureTech or its business partners and could result in civil and/or criminal legal liability to you and SecureTech.

Code of Business Conduct and EthicsPage 5 of 16

SecureTech Innovations, Inc. (SCTH)

All internal or external business communications, including those with other employees, shall be conducted with the utmost care and, if electronic, only through Company-approved applications. Neither internal nor external business communications shall be conducted using non-Company-approved applications (including, but not limited to, applications such as LinkedIn, Facebook Messenger, and Snapchat).

This obligation of confidentiality does not prohibit you from making a disclosure:

a)which amounts to a protected disclosure or “whistleblowing” within the meaning of federal, state, and local law;

b)in order to report an offense to law enforcement or regulatory agency or to cooperate with a criminal or regulatory investigation or prosecution;

c)for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to anybody responsible for supervising or regulating the matters in question;

d)to engage in concerted activity to improve the terms and conditions of his or her employment;

e)if and to the extent required by law; or

f)of any possible violation of law or regulation to any government agency or entity during or following your employment, without notice to SecureTech.

You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:

(1)in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

(2)in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to SecureTech’s legal counsel.

5COMPETITION AND FAIR DEALING

All employees must endeavor to deal fairly with fellow employees and with SecureTech’s customers, suppliers, and competitors. Employees must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair or deceitful practices.

5.1RELATIONSHIPS WITH CUSTOMERS

Our business success depends upon our ability to foster lasting customer relationships. SecureTech is committed to dealing with customers fairly, honestly, and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

Code of Business Conduct and EthicsPage 6 of 16

SecureTech Innovations, Inc. (SCTH)

•Employees should not refuse to sell SecureTech’s products or services simply because a customer is buying products or services from another supplier.

•Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to, or a reward for, customer purchase decisions.

5.2RELATIONSHIPS WITH SUPPLIERS

SecureTech deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service, and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, you should not accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, your objective assessment of the supplier’s products and prices.

5.3RELATIONSHIPS WITH COMPETITORS

SecureTech is committed to free and open competition in the marketplace and prohibits entering into illegal arrangements with competitors or participating in any illegal trade restraints. You must avoid actions in which you could be accused of conspiring with competitors or using coercive or unfair tactics on customers and/or that would be contrary to laws governing competitive practices in the marketplace, including federal, state, and local antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Laws: Antitrust” below.

6PROTECTION AND USE OF COMPANY ASSETS

Employees should protect SecureTech’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness, and waste have a direct impact on SecureTech’s profitability. The use of SecureTech’s funds or assets for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of SecureTech’s assets, you should:

•Exercise reasonable care to prevent theft, damage, or misuse of Company property.

•Report the actual or suspected theft, damage, or misuse of Company property to a supervisor.

•Use SecureTech’s telephone system, other electronic communication services, written materials, and other property only for business-related purposes.

•Safeguard all electronic programs, data, communications, and written materials from inadvertent access by others.

•Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

You should also be aware that Company property includes all data and communications transmitted or received to or by, or contained in, SecureTech’s electronic or telephonic systems. Company property also includes all

Code of Business Conduct and EthicsPage 7 of 16

SecureTech Innovations, Inc. (SCTH)

written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, SecureTech has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

7COMPANY RECORDS

Accurate and reliable records are crucial to our business and required by laws applicable to public companies such as ours. Our records are the basis of our earnings statements, financial reports, and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate, and reliable in all material respects. Undisclosed or unrecorded funds, payments, or receipts are inconsistent with our business practices and are prohibited. Never alter, destroy, or conceal Company records, except as authorized by established policies and procedures. You are also responsible for understanding and complying with record-keeping policies as established by SecureTech from time to time. Ask your supervisor if you have any questions.

8POLITICAL CONTRIBUTIONS AND ACTIVITIES

SecureTech encourages its employees to participate in the political process as individuals and on their own time. However, federal, local, and state contribution and lobbying laws severely limit the contributions SecureTech can make to political parties or candidates. It is Company policy that Company funds or assets are not to be used to make a political contribution to any political party or candidate unless prior approval has been given by both the Board of Directors and SecureTech’s legal counsel.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•Contribution of Funds. You may contribute your personal funds to political parties or candidates. SecureTech will not reimburse you for personal political contributions.

•Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during work time.

•Use of Company Facilities. SecureTech’s facilities never may not be used for political activities (including fundraisers or other activities related to running for office). SecureTech may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of both the Board of Directors and SecureTech’s legal counsel.

•Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own and not made on behalf of SecureTech. For instance, SecureTech letterhead should not be used to send out personal letters in connection with political activities, nor may you wear or display SecureTech’s logos, image, trademarks, etc. at any political activity you may happen to attend on non-work time.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Human Resources department or SecureTech’s legal counsel if you have any questions about this policy.

Code of Business Conduct and EthicsPage 8 of 16

SecureTech Innovations, Inc. (SCTH)

9COMPLIANCE WITH LAWS

Each employee has an obligation to comply with all laws, rules, and regulations applicable to SecureTech, including, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, corrupt foreign practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information, or misuse of corporate assets. You are expected to understand and comply with all laws, rules, and regulations that apply to your location and job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or SecureTech’s legal counsel.

9.1ANTI-CORRUPTION AND ANTI-BRIBERY

SecureTech’s anti-corruption and anti-bribery prohibition is simple. No employee may:

a)give or offer any payment, gift, hospitality, or other benefits in the expectation that a business advantage will be received in return, or to reward any business received;

b)accept any offer from a third party that you know or suspect is made with the expectation that we will provide a business advantage for them or anyone else;

c)give or offer any payment (sometimes called a facilitation payment) to a government official in any country or jurisdiction to facilitate or speed up a routine or necessary procedure; or

d)threaten or retaliate against another person who has refused to offer or accept a bribe or who has raised concerns about possible bribery or corruption.

SecureTech maintains an Anti-Corruption and Anti-Bribery Policy, which details the prohibitions and requirements when dealing with government officials, including employees of government agencies and state-owned entities. Due diligence must be conducted when hiring and doing business abroad with third-party agents. Any expenditures involving government officials must be preapproved in accordance with SecureTech’s Anti-Corruption and Anti-Bribery Policy. Employees who observe any “red flags” indicating potential corruption must report them to SecureTech’s legal counsel. If there are any questions regarding SecureTech’s Anti-Corruption and Anti-Bribery Policy, you should contact SecureTech’s legal counsel. SecureTech is committed to complying with anti-corruption and anti-bribery laws wherever it does business.

9.2SANCTIONS & EXPORT CONTROLS

Various government agencies in the US, the EU, and elsewhere in the world maintain lists that identify individuals or entities with whom there are prohibitions or restrictions on entering into certain types of transactions. Employees must ensure that SecureTech does not engage in a transaction with a sanctioned entity or person. All employees have an obligation to notify SecureTech’s Human Resources department if any person with whom they are engaging on behalf of SecureTech is identified on any of these lists. If in doubt, contact the Human Resources department for more information on screening to ensure compliance. Consolidated screening lists for the US and the EU can be found at:

Code of Business Conduct and EthicsPage 9 of 16

SecureTech Innovations, Inc. (SCTH)

US: OFAC Search

EU: EU Search

Similarly, various countries are subject to comprehensive United States, or wide-ranging EU, economic sanctions and trade embargoes, and SecureTech is prohibited or restricted from engaging in transactions that result in any goods, software, technology, or funds being exported, transferred or otherwise diverted, directly or indirectly, to a customer or end-user in those jurisdictions. In respect of the US, the embargoed destinations include Iran, Syria, North Korea, Crimea, and Cuba. From time to time, the US and the EU also impose targeted sanctions pertaining to other countries (e.g. Russia), so it is important to check if any party to a proposed Company transaction is from a country in relation to which the US or the EU has imposed complete embargoes or partial sanctions. Detailed country-by-country information about these trade sanctions is available at:

US: Sanctions Programs and Country Information

EU: Sanctions Map

Separately, export control regimes (such as those of the EU and its Member States and the US) impose controls on the export of certain goods, software, and technology for a variety of reasons, including national security, crime control, foreign policy, and anti-proliferation. These controls apply to so-called “dual-use” items (i.e., goods or technologies that have commercial/non-military applications, but which can have strategic importance if used for military purposes), as well as to items that are military in nature (i.e., specially designed or modified for military end-use).

Technology is usually defined as specific information necessary for the development, production, or use of a product. Such information can take the form of technical assistance or technical data.

a)Technical assistance involves transfer of technology through instruction, training, or consulting services, and may involve the transfer of technical data.

b)Technical data includes the blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals, and instructions.

Violations of export control and sanctions laws carry severe consequences and may expose SecureTech and employees to substantial civil damages, criminal penalties and fines, and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact SecureTech’s legal counsel promptly for assistance, approval, and review.

9.3ANTITRUST

Antitrust laws (also known as competition laws or fair-trade laws) of the US, the EU, and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition, or cartel laws in all countries, states, and localities in which SecureTech conducts business.

Code of Business Conduct and EthicsPage 10 of 16

SecureTech Innovations, Inc. (SCTH)

In general, US, EU, and other countries’ antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the US, the EU, and other countries’ antitrust laws.

The following is a non-exhaustive summary of actions that are violations of US and EU antitrust laws:

•Price Fixing. SecureTech may not agree with its competitors to raise, lower, or stabilize prices or any element of price, including discounts and credit terms.

•Limitation of Supply. SecureTech may not agree with its competitors to limit its production or restrict the supply of its services.

•Allocation of Business. SecureTech may not agree with its competitors to divide or allocate markets, territories, or customers.

•Boycott. SecureTech may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, SecureTech may not prevent a customer from purchasing or using non-Company products or services.

•Tying. SecureTech may not require a customer to purchase a product that it does not want as a condition for the sale of a different product that the customer does wish to purchase.

•Bid Rigging. SecureTech may not agree with other companies to influence the outcome of a tender. For example, companies may not agree to submit certain bids or agree on who should provide the winning bid (while others submit uncompetitive bids).

Employees should exercise caution in meetings with competitors. Any encounter with a competitor may give rise to competition law concerns and the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of SecureTech’s legal counsel. You should try to meet with competitors in a closely monitored and controlled environment for a limited period of time. The contents of your meeting should be fully documented and recorded, if possible. Specifically, you should avoid any communications with a competitor regarding:

•Prices;

•Costs;

•Market share;

•Customer lists and strategies;

•Allocation of sales territories;

•Profits and profit margins;

•Supplier’s terms and conditions;

Code of Business Conduct and EthicsPage 11 of 16

SecureTech Innovations, Inc. (SCTH)

•Product or service offerings;

•Terms and conditions of sale;

•Facilities or capabilities;

•Bids for a particular contract or program;

•Selection, retention, or quality of customers;

•Distribution methods or channels; or

•Other competitively sensitive, confidential, or proprietary information.

Employees should also be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are not used as a forum to exchange competitively sensitive information. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities, or any other proprietary or competitively sensitive information (as listed in the previous paragraph).

Violations of antitrust laws carry severe consequences and may expose SecureTech and employees to substantial civil damages, criminal penalties and fines, and, in the case of individuals, prison terms (especially in the US and the EU). Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact SecureTech’s legal counsel promptly for assistance, approval, and review.

9.4INSIDER TRADING

The laws against insider trading are specific and complex. SecureTech also maintains extensive policies concerning insider trading designed to help SecureTech and its employees comply with the laws on insider trading.

Employees are responsible for reading and complying with these policies. As a guideline, employees are prohibited from trading in the stock or other securities of SecureTech while in possession of material, non-public information about SecureTech. Directors, officers, and certain designated employees are also subject to additional restrictions and procedures, including a requirement to obtain pre-clearance from SecureTech’s legal counsel before trading in SecureTech securities or in the securities of certain other companies. In addition, SecureTech employees are prohibited from recommending, “tipping,” or otherwise suggesting that anyone else buy or sell stock or other securities of SecureTech while in possession of material, non-public information. SecureTech employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in the stock or securities of such other company while in possession of such information, “tipping” others to trade on the basis of such information, or disclosing such information to others (internal or external). Violation of insider trading laws can result in severe fines and criminal penalties, prison terms, as well as disciplinary action by SecureTech, up to and including termination of employment.

We consider information to be “non-public” if it has not been made generally available to the public by means of a formal press release or regulatory filing. Information is “material” if a reasonable

Code of Business Conduct and EthicsPage 12 of 16

SecureTech Innovations, Inc. (SCTH)

investor would consider it important in a decision to buy, hold, or sell stock or other securities. Any information that may affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•Important new products or services;

•Pending or contemplated acquisitions or dispositions, including mergers, tender offers, or joint venture proposals;

•Possible management changes or changes of control of SecureTech;

•Pending or contemplated public or private sales of debt or equity securities;

•Acquisition or loss of a significant customer or contract;

•Significant write-offs;

•Initiation or settlement of or developments in significant litigation or government or regulatory investigation or actions;

•Significant disruption in SecureTech’s operations or loss, breach, or unauthorized access of SecureTech’s property or assets, including its facilities and information technology infrastructure; and

•Changes in SecureTech’s auditors or a notification from its auditors that SecureTech may no longer rely on the auditor’s report.

Any questions about information you may possess or about any dealings you have had in SecureTech’s securities should be promptly brought to the attention of SecureTech’s legal counsel.

9.5NO DISCRIMINATION AND/OR HARASSMENT

Employees are prohibited from harassing or discriminating against another employee on the basis of race, color, sex, religion, national origin, ancestry, citizenship, age, disability, sexual orientation, gender identity or expression, pregnancy, marital status, military or veteran status, medical condition, genetic information, or any other characteristic protected by applicable federal, state, or local law. It is SecureTech’s policy to maintain a work environment that promotes mutual respect, dignity, and inclusivity and one that recognizes the various and diverse cultural, ethnic, and religious backgrounds of our employees. Our work environment must remain free of all forms of discrimination, harassment (including sexual harassment), bullying, and retaliation. To that end, employment decisions at SecureTech must be based only on an employee’s individual merits, including qualifications, demonstrated skills, and accomplishments.

Code of Business Conduct and EthicsPage 13 of 16

SecureTech Innovations, Inc. (SCTH)

In addition, employees are prohibited from sexually harassing any other employee by:

•Engaging in unwelcome conduct, including but not limited to, sexual advances, requests for sexual favors, or other verbal or physical conduct of a sexual nature that has the purpose or effect of unreasonably interfering with an individual’s performance, or of creating an intimidating, hostile, or otherwise offensive work environment;

•Making submission to such conduct an explicit or implicit term or condition of the individual’s employment; or

•Making submission to or rejection of such conduct the basis for employment decisions affecting the individual.

If you feel you are being harassed, bullied, discriminated, or retaliated against in the workplace, you should contact your manager, Human Resources, or SecureTech’s legal counsel.

9.6HUMAN RIGHTS AND DIGNITY

SecureTech respects the basic human rights and dignity of all those it employs and expects every employee to exhibit courteous, professional behavior in all their interactions with coworkers, supervisors, and fellow colleagues. We prohibit all forms of slavery, human trafficking, forced labor, and child labor as defined by applicable law. We follow the applicable legal requirements for minimum working ages in the countries where we work. We comply with national and local laws on working hours, wages, and benefits.

10ACCURACY OF FINANCIAL REPORTS

As a public company, we are subject to various securities laws, regulations, and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding SecureTech’s business, financial condition, and results of operations. Inaccurate, incomplete, or untimely reporting will not be tolerated and can severely damage SecureTech and result in legal liability.

Employees working in financial, public relations, and legal roles have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely, and understandable. If you work in such a capacity, you are expected to understand and strictly comply with generally accepted accounting principles (US GAAP) and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

11INFORMATION ESCALATION

In the normal course of business, you may become aware of information regarding SecureTech related to operations, events, or other matters that may cause or could potentially cause harm to SecureTech’s business, facilities, assets, or reputation. Each employee has an obligation to promptly report any such information as soon as practicable, even if the event's full details, scope, or magnitude are not yet known. Employees may report such information to their manager or senior leader of their department. If you do not feel comfortable contacting your manager or department leader about the situation, or if you do not feel they are taking prompt and appropriate action with respect to the information, you may notify the Chief Executive Officer, SecureTech’s legal counsel, the Human Resources department, or anyone of the senior executive leadership team. This obligation does not prohibit you from making a disclosure:

Code of Business Conduct and EthicsPage 14 of 16

SecureTech Innovations, Inc. (SCTH)

a.which amounts to a protected disclosure or ‘whistleblowing’ within the meaning of applicable law;

b.in order to report an offense to law enforcement or regulatory agency or to cooperate with a criminal or regulatory investigation or prosecution;

c.for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to anybody responsible for supervising or regulating the matters in question; or

d.if and to the extent required by law.

Examples of information that should be reported would include:

•an actual, potential or threatened violation of law, regulation, or policy;

•any threat of litigation, government, regulatory investigation, or other administrative action;

•any actual or suspected fraud or conflicts of interest;

•a significant disruption in SecureTech’s operations, facilities, or properties or any portion thereof;

•a loss, breach, or unauthorized access to SecureTech’s property, assets, or facilities;

•a breach or unauthorized access to SecureTech’s information technology infrastructure;

•a violation of a critical contractual clause that could result in a significant financial loss to SecureTech;

•any known, suspected, or alleged misconduct by a member of SecureTech’s executive management or any member of SecureTech’s Board of Directors;

•entry into a material agreement, as well as a material amendment or termination thereof;

•acquisition or disposition of a significant amount of assets;

•the incurrence of debt or any other creation of a material direct financial obligation, or any event that triggers an acceleration of a direct financial obligation;

•any indicator or material impairment of any SecureTech asset; and

•any substantial risk to the reputation of SecureTech.

12PUBLIC COMMUNICATIONS

SecureTech places a high value on its credibility and reputation in the community. What is written or said about SecureTech in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate, and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In addition,

Code of Business Conduct and EthicsPage 15 of 16

SecureTech Innovations, Inc. (SCTH)

SecureTech is required to periodically make public certain information about itself, and file regular reports concerning its financial and operational performance. SecureTech also, from time to time, may choose to issue information of interest to its shareholders or the general public. SecureTech is committed to ensuring that its communications are truthful, meaningful, consistent, and in compliance with all laws.

To ensure compliance with its standards and its legal obligations, SecureTech limits the persons who may speak on behalf of SecureTech and has extensive procedures in place to review and approve all public communications on behalf of SecureTech. You should direct all news media or other public requests for information regarding SecureTech to SecureTech’s Public and Investor Relations personnel. The Public and Investor Relations personnel will work with you and the appropriate Company departments to evaluate and coordinate a response to the request. Only persons designated by SecureTech are authorized to speak on its behalf. Similarly, even when designated as authorized to speak for SecureTech, an employee should never disseminate any information that has not been preapproved for release. SecureTech also maintains a Social Media Policy, which is designed to provide all employees with guidelines on the responsible use of online platforms.

For media appearances and communications where SecureTech business may be discussed on behalf of SecureTech (including television, radio, podcasts, interviews, and any “off-the-record” conversations or discussions “on background”), you must, even if you are a person authorized to speak on SecureTech’s behalf, obtain authorization from Public and Investor Relations. Public and Investor Relations and SecureTech’s legal counsel each have discretion, when circumstances warrant, to require at least one representative of Public and Investor Relations be present.

Company employees who regularly interact with the media, the securities market, investors, or the general public also have a special responsibility to understand and comply with specific laws regarding disclosure, including but not limited to the US Securities & Exchange Commission’s Regulation Fair Disclosure (“Regulation FD”). SecureTech’s Regulation FD Policy governs communications with analysts, investors, and other securities market participants and designates which SecureTech employees are authorized to make such communications. Contact Public and Investor Relations if you have any questions about the scope or application of the laws applicable to your job responsibilities, including Regulation FD.

13CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of SecureTech consistent with the highest standards of business ethics. If you are faced with making a challenging decision regarding a particular situation, you are not alone. There are many resources available to help resolve ethical questions or concerns. If you have any questions, you may contact:

•Your immediate supervisor

•Other supervisors or senior management personnel

•The Human Resources department

•SecureTech’s legal counsel

We expect all Company employees to adhere to these standards and report any known or suspected violations.

Code of Business Conduct and EthicsPage 16 of 16

SecureTech Innovations, Inc. (SCTH)